Exhibit 10.18

NORTHEAST APL

Warehouse & Fulfillment

Services Agreement

This warehouse and service agreement (the "Lease") is entered by and between Vnetek Communications, LLC doing business as Northeast 3PL ("Owner") and ConnectM Technology Solutions, Inc, having a principal place of business located at 241 Boston Post Rd W, 1st Floor Marlborough, MA 01752 ("Lessee") on December 27, 2016. Owner and Lessee may collectively be referred to as the "Parties".

The Parties agree as follows:

Premises: Owner hereby leases enough square feet of storage space located at: 20 North Wentworth Road, Londonderry, NH 03053 (the "Premises") to Lessee to accommodate Lessee's inventory requirements.

Lease Term: The lease will commence on December 27, 2016 (begin date) and expire on June 30, 2017 (End Date). At the end of the initial lease term, this Agreement shall continue as a month-to-month tenancy until such time as it is terminated by either party. To terminate either the Owner or the Lessee must give written notice to the other party at least ninety (90) days prior to when the Premises are to be vacated (the "Lease Term"). In the event that either party does submit in writing their intent to terminate the agreement Lessee must vacate the premises no later than thirty (30) days after the end date of the "Lease term". Lessee must pay all current and outstanding amounts due prior to final release of inventories stored on the Owners premises. In the event the Lessee fails to vacate the facility within thirty (30) days after the "Lease term" the property will be treated as abandoned and Owner may keep, sell, destroy, or dispose of it without any liabilities to Lessee.

Payments for Space: Lessee agrees to pay to Owner as rent for the Premises the amount of fifty ($.50) cents per square foot ("Rent") for designated staging area plus $12.00 per standard size storage location (40"x48"x48") per month ("Rent") each month. Invoicing will be on the first day of the month and payments shall be sent to 20 N. Wentworth Avenue, Londonderry, NH 03053 (address for rent payment) or at any other address designated by Owner, provided that reasonable notice of payment location is given to Lessee. If the Lease Term does not start on the first day of the month or end on the last day of the month, the rent will be prorated accordingly. Owner will invoice Lessee on the first day of each subsequent month for the space utilized during the previous month. Storage locations will be determined by taking the average number of storage locations utilized during a given month. In the event pallets are in stock for a short period of time, pallet counts will be determined by actual number of days in stock.

Northeast 3PL . 20 North Wentworth Avenue . Londonderry, NH 03053 . 855-348-3757 . www.3pine.com

NORTHEAST APL

Initial Setup and Termination Fees: There will be a onetime setup fee of $4,000.00 due and payable upon execution of this agreement. In addition, if for any reason this agreement is terminated by either party prior to the "End Date" as set forth above, Lessee agrees to pay a termination fee as follows: (a) after the 1st month, $6,600, (b) after the 211d month $5,500, (c) after the 3rd month $4,400, (d) after the 4th month $3,300, (e) after the 5th month $2,200, (f) after the 6th month $1,100. In addition to any termination fees set forth above, all other fees for storage and services must be paid in full. See "Termination/Notice/Bankruptcy and Default" clause for additional provisions.

Monthly Service Fees: Lessee agrees to pay to Owner for services provided each month. Owner will invoice Lessee for services provided on the first day of the month for services that were provided during the prior month. Refer to "Exhibit A" for services and pricing that have been mutually agreed upon by the Lessee and Owner:

Inbound receipts = Cost includes the breakdown of bulk units received, scanning items into stock (if required) and completion of incoming inspection reports. Owner will track items by part number or by whatever means required by Lessee. Shipping manifests with actual received goods will be audited and results reporting to Lessee on all shipment.

Outbound shipment = Cost includes picking and packaging of requested items in boxes provided by Lessee for final shipment to the customer. Owner will ship via Lessee's preferred carrier utilizing Lessee's account numbers. Lessee may choose to use Owner's FedEx carrier account if they so choose and will reimburse the Owner all shipping and related charges.

Owner will generate all packing slips (containing part number, quantity, serial number, and bill to/ship to information + any additional information required by Lessee). All shipments will be made to appear as if they came directly from Lessee. All freight costs to ship the product shall be borne by Lessee. Owner will make best efforts to ship all orders within 2-5 business days of order receipt provided all required inventory is on hand and available for shipment. Any order received requiring expedited shipment will result in an order expedite fee as outlined in "Exhibit A".

Change in Service Fees: Both parties agree that any changes in service fees that are listed in "Exhibit A" will be agreed upon in writing prior to Owner administering future services.

Additional Services: Both parties agree that any service and associated fee that is required that is not listed in "Exhibit A" will be agreed upon in writing prior to Owner administering any services.

Reporting: Lessee will be given direct access into Owners cloud based order management software system for viewing purposes only. In addition, Owner will provide Lessee with daily shipment information and tracking numbers in a format agreeable to both parties.

Northeast 3PL . 20 North Wentworth Avenue . Londonderry, NH 03053 . 855-348-3757 . www.3pine.com

NORTHEAST APL

Facility Usage Fee: Lessee may perform work within the warehouse during normal business hours (8:00 AM EST to 5:00 PM EST), which is unrelated to the processing of orders or the receiving of material. The Facility usage fee is $50.00 per hour billable in half (1/2) hour increments. Lessee must notify Owner at least 2 hours in advance of coming to the facility. This notice will allow Owner clear a designated area and to pull requested material and stage it for Lessee to work on. Lessee agrees to pay an additional Facility service fee of $25.00 if power, internet and/or telephone are required.

Customer Service/Client Support: Each of our customers is provided with an Account Representative that would handle all inquiries for shipments & support for our Client only. We do not provide support for End Customer's unless otherwise agreed upon in advance.

Circumstances Beyond Owner's Control: Owner will not be held liable if a shipment is lost, misdelivered, damaged or if shipping costs exceed anticipated shipping fees. Owner will make their best effort to package your goods accordingly, utilizing the packaging materials we have on hand or have been supplied by Lessee. In certain instances it may be necessary to utilize oversized boxes to ensure product integrity and safety. Any and all incremental freight related costs associated with oversized shipments are solely at the Lessee's expense. In addition, Owner will not be held liable for any consequential damages whether they arise in contract or any other form of civil action, including negligence, and even if they are Owner's fault. Consequential damages or loss includes but is not limited to loss of income, profit, interest, markets and use of contents.

Disposal: A minimum fee of $35.00 or the actual cost associated with the disposal of any debris, whichever is greater, will be assessed monthly (if applicable) for the removal of any trash/cardboard or other waste created by the Lessee's material.

Payment and Late Charges: Payment terms are Net thirty (30) days from date of invoice. All payments are to be made via company check. A credit card may be used for payment however, there will be a five percent (5%) uplift added to the monthly bill. If any amount due under this Lease is more than 30 (thirty) days past due, Lessee will be subject to a 1.0% monthly finance charge on unpaid past due balances.

Use of Premises: Lessee shall use the Premises exclusively for the storage of Lessee's goods. All deliveries and pickups must be conducted during normal business hours of 8:00 AM EST and 5:00 PM EST Monday through Friday. Lessee shall not store on or around the Premises anything that might be considered hazardous by Owner's insurance company. Lessee shall not keep or have on or around the Premises any illegal items, materials or substances.

Lessee Obligations: Lessee shall be required to provide transportation of incoming and outgoing goods unless other arrangements have been agreed upon. Lessee shall call or email in advance to Owner advising of any inbound shipments. Lessee will provide all the necessary details of inbound shipment to Owner in order for Owner to validate receipt. Lessee will also provide a sales order to Owner outlining part number, quantity, Ship to Address as well as shipping method and/or instructions for all outbound shipments allocating from stock. Parties to agree on a format to capture required sales order information and a process to share this information.

Northeast 3PL . 20 North Wentworth Avenue . Londonderry, NH 03053 . 855-348-3757 . www.3pine.com

NORTHEAST APL

Owners Obligations: Owner will provide storage, loading and unloading services to Lessee during normal business hours of 8:00AM to 5:00 PM EST Monday through Friday. Owner will also provide inbound receipt, outbound shipment and reporting. Any services that are performed outside of normal business hours (Monday through Friday, 8:00 AM EST to 5:00 PM EST) shall be at a rate of $100.00 per hour with a minimum billable time of two (2) hours plus applicable inbound/outbound charges. Service requested on a Weekend and holiday will be invoiced at a rate of $150.00 per hour, with a minimum of four (4) hours billable plus applicable inbound/outbound charges.

Defaults: If either Party fails to perform or fulfill any obligations under this Lease, that Party shall be in default of this Lease, subject to any applicable statute, ordinance or law to the contrary. A breaching Party shall have thirty (30) days from the date of notice of default by the non-breaching Party to cure the default. In the event the breaching Party does not cure a default, the non-breaching Party may, at its option, (a) cure such default and the cost of such action may be added to the breaching Party's financial obligations under this Lease; or (b) declare the breaching Party in default of the Lease. In the event of default, the non-breaching Party shall be able to immediately terminate this Lease. If Lessee does not remove their property upon notice thirty (30) days' notice of termination of this lease, the property will be treated as abandoned and Owner may keep, sell, destroy, or dispose of it without any liabilities to Lessee.

Security and Responsibility for Loss: Lessee understands that Owner does have a security alarm system and video surveillance for the Premise; however Owner makes no representations or warranties of any kind in connection with the security of the Premises. Owner is not responsible for carrying any insurance covering Lessee's possessions. Lessee should, at their own expense, obtain insurance for the property stored at the Premises. Lessee shall obtain and maintain at their expense and throughout the duration of this Lease, comprehensive general liability insurance coverage. Said insurance policy will include and list the Owner as an additional insured. Lessee will provide to Owner a certificate of insurance confirming coverage is in place. Lessee shall hold the Owner harmless for any loss to the Lessee's property. Owner will carry insurance on the building and on their employees.

Severability: If any term, covenant, condition or provision of this Lease, or the application thereof to any party or circumstance shall to any extent be held invalid or unenforceable by a judicial order, the remainder of this Lease or application of such terms or provision to parties or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term, covenant, condition or provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Termination/Notice/Bankruptcy and Default: The specified party or parties may terminate this Agreement upon the occurrence of one or more of the following events, by written notice to the other party: By either Party, after completion of the initial twelve (12) month term as provided in the "Lease Term" section; or By Owner, immediately upon written notice; should Lessee fail to pay any sums due hereunder within forty-five (45) days of the due date; or by either party, immediately, upon the insolvency of the other party, the appointment of a liquidator, receiver, administrative receiver or administrator. In the event this agreement is terminated by either party, final disposition of inventory will not occur until all Lessee accounts are in good standing. In addition, before final disposition of inventory and/or other related items belonging

Northeast 3PL . 20 North Wentworth Avenue . Londonderry, NH 03053 . 855-348-3757 . www.3pine.com

NORTHEAST APL

to the Lessee can occur, a final invoice will be calculated and delivered by Owner to Lessee. Lessee must pay this final invoice in full prior to Owner releasing Lessee's remaining inventory and/or related items.

Confidential Information: Owner and Lessee agree that all information concerning this Lease and the revenues earned and costs incurred hereunder by Owner (hereinafter, "Confidential Information") will be held in confidence by Lessee, and not disclosed to any person other than Lessee, except as required by law and except for disclosures to attorneys and accountants.

Confidential Information shall not include information which is a matter of public knowledge or which has been or hereafter is published in or is otherwise ascertainable from any source available to the public except if such information has become public as a result of disclosure by such party or its representatives. Disclosure of Confidential Information may be made to any person or entity that a party reasonably deems necessary in order to consummate the transactions contemplated herein.

Independent Contractor: The relationship of Owner and Lessee established by this Lease is that of independent contractors, and nothing contained in this Lease shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint undertaking; or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

Notice: All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered, sent by telecopier or mailed, registered or certified mail, return receipt requested, postage prepaid. Notices delivered personally shall be effective upon delivery. Notices transmitted by telecopy shall be effective when received on a business day. Notices delivered by registered or certified mail shall be effective on the date set forth on the receipt of registered or certified mail, or three business days after mailing, whichever is earlier.

In all matters relating to this Lease, the parties are and shall act as independent contractors towards each other and not as partners or joint ventures. Neither party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other party, nor to represent the other party as agent, employee, franchisee, or in any other capacity.

Governing Law: This Lease shall be governed and construed in accordance with the laws of the State of New Hampshire.

Entire Agreement: This Lease constitutes the entire agreement between the parties hereto and supersedes and cancels all prior or contemporaneous negotiations, agreements or representations, written or oral between such parties concerning the specific subject matter of this Lease. This Lease may not be modified or amended except in writing signed by a duly authorized representative of each party.

Northeast 3PL . 20 North Wentworth Avenue . Londonderry, NH 03053 . 855-348-3757 . www.3pine.com

NORTHEAST APL

Binding Effect: The covenants and conditions contained in the Lease shall apply to and bind the Parties. In the even any provision of this Lease is held by a court or other tribunal of competent jurisdiction to be unenforceable, that provision will be enforced to the maximum extent permissible under applicable law, and the other provisions of the Lease will remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto, through their duly authorized representatives signing below, have executed and agree to be bound by the terms and conditions contained in this Lease on the day and year first written above.

ConnectM:		Northeast 3PL:

Signed:	/s/ Mahesh Choudury	Signed:

Name:	Mahesh P Choudhury	Name:

Title:	VP	Title:

Date:	01/03/2017	Date:

Northeast 3PL . 20 North Wentworth Avenue . Londonderry, NH 03053 . 855-348-3757 . www.3pine.com

NORTHEAST APL

Exhibit A

Inbound Receipts

Pallet Receipts:

Unloading Pallets (40"x48"x48"):	$8.00 per pallet
Sorting Mixed SKU Pallets: Non-	$.50 per box
Serial Numbers Sku's: Serial	$.50 per sku
Number Sku's:	$.75 per scan

Individual Carton Receipts:

Unloading Boxes Received:	$2.00 per box
Non-Serial Numbers Slues:	$.50 per sku
Serial Number Slues:	$.75 per scan

Outbound Shipments (All Shipments):

Order Processing Fee:	$3.00 per order processed
Additional packing materials not provided	Cost + 20%
Pallet Fee:	$15.00 per pallet
Includes: Pallet, Shrink Wrap, Banding, Bill Of Lading
Color Print Outs	$.50 per sheet/side
Black & White Printouts	$.20 per sheet/side
Labeling	$.20 per label

Distributor Shipments:

Non-Serial Numbers Slues:	$.50 per sku
Serial Number Slues:	$.75 per scan
Customer Direct Shipments:

Packaging Fees:	$18.00 per carton/shipment
Vent, Controller, Spacer, Tool and "Sexy" box assembly
Lessee to provide any and all packaging materials
Non-Serial Numbers Slues:	$.50 per slut
Serial Number Slues:	$.75 per scan

Return Material Authorization (R1VIA):

Order Processing Fee:	$3.00 per RMA
Serial Number Items Returned:	$1.00 per s/n
Non Serial Number Items Returned:	$.35 per item
Visual Inspection:	$.50 per item
Unit Cleaning:	$2.00 per unit
Unit Testing (DOA Only):	$3.00 per unit
Additional Technical Services	$60.00 per man hour
Additional packaging fees may apply based on requirements

Northeast 3PL . 20 North Wentworth Avenue . Londonderry, NH 03053 . 855-348-3757 . www.3pine.com

NORTHEAST APL

Exhibit A (Cont'd)

Storage Fees:

Pallet Storage Fee:	$12.00 per pallet location
Pallet size not to exceed 40"x48"x48" or equivalent
Oversized pallets will be treated as two (2) individual pallets
Dedicated Staging Area — 500 Sqft	$.50 Sqft
Packing Prep, Kitting, Returns, MRB Area

Fixed Monthly Services Fees:
Account Management & Maintenance Fee:	$500.00 per month (reoccurring)
System Access License Fee:	$49.00 per month (reoccurring)

Additional Services (if applicable):

Manual Order Entry:	$2.00 per order
Change Order Fee (pre-staged):	$3.50 per occurrence
Change Order Fee (post-staged):	$3.50 + $.50 per item pulled/restocked
Expedite Fee:	$15.00 per occurrence
Address Correction Fee:	$2.50 per occurrence
Freight Quotes:	$15.00 per request
LTL Shipment Scheduling:	$7.00 per order
International Order Fee:	$3.00 per order
Additional warehouse services not outlined:	$36.00 per man hour
Administration/Program Management:	$75.00 per man hour

*** All Service Fees in Exhibit A Subject To Change***

Northeast 3PL . 20 North Wentworth Avenue . Londonderry, NH 03053 . 855-348-3757 . www.3pine.com